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                                                              Rule 424(b)(1)
                                                              File No. 333-64391



                       INLAND RETAIL REAL ESTATE TRUST, INC.

                   STICKER SUPPLEMENT FOR MINNESOTA RESIDENTS ONLY

This Supplement to the Company's Prospectus dated February 11, 1999 modifies certain information in the Prospectus under the caption "Plan of Distribution--Representations and Warranties in the Subscription Agreement," and the form of the Subscription Agreement included as Appendix C, and amplifies certain other information in the Prospectus, and shall only apply to residents of Minnesota. Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus.

MINNESOTA INVESTORS: Subscribers residing in Minnesota are not required to acknowledge and/or represent in the Subscription Agreement that they received the Prospectus not less than five business days prior to the signing of the Subscription Agreement.

The Company estimates that total public offering expenses will aggregate approximately 11.43% of the Gross Offering Proceeds if the Maximum Offering is sold. Minnesota investors are advised, however, that these expenses may total up to 15% of the Gross Offering Proceeds.